Exhibit 99.1

IAC REPORTS Q1 RESULTS

NEW YORK—May 2, 2006—IAC/InterActiveCorp (Nasdaq: IACI) reported Q1 2006 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q1 2006	Q1 2005	Growth
Revenue	$1,550.6	$1,136.1	36%

Operating Income Before Amortization	$158.2	$111.3	42%
Adjusted Net Income	$106.5	$80.5	32%
Adjusted EPS	$0.31	$0.22	43%

Operating Income	$73.7	$56.3	31%
Net Income	$47.2	$68.9	-32%
GAAP Diluted EPS	$0.14	$0.19	-25%

See reconciliation of GAAP to non-GAAP measures beginning on page 14.

Overall Summary

•                  IAC achieved solid overall results with greater than 35% growth in revenue, Operating Income Before Amortization and Adjusted EPS.

•                  IAC generated $62 million in Free Cash Flow and $110 million in net cash provided by operating activities in Q1 2006. Free Cash Flow declined from the prior year period due principally to the impact of income taxes.

•                  IAC repurchased 7.6 million shares of its common stock between January 1, 2006 and April 28, 2006, at an average price of $29.25.

•                  Net income growth was adversely impacted by the contribution of Expedia in the prior year.

Sector Highlights

•                  Retailing results reflect sales and profit declines at HSN, while benefiting from the inclusion of Cornerstone Brands which was acquired in April 2005.

•                  Services results were driven by higher concert and sporting event sales at Ticketing and strong top line growth at Lending. Lending’s profits were impacted by higher marketing and operating expenses amid more difficult mortgage market conditions.

•                  Media & Advertising results primarily reflect the inclusion of IAC Search & Media (formerly Ask Jeeves, Inc., acquired in July 2005), whose share of U.S. search queries was 5.9% in March, up 7% over the prior year period. Citysearch continued its momentum with strong growth in revenue and user traffic.

•                  Membership & Subscriptions results were led by improved revenue growth in Vacations and continued worldwide expansion in Personals, which grew paid subscribers by 23% over the prior year period.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

SECTOR RESULTS

Sector results for the quarter were as follows ($ in millions):

	Q1 2006	Q1 2005	Growth
REVENUE
Retailing	$769.1	$598.9	28%
Services	482.5	379.9	27%
Media & Advertising	117.6	9.0	1208%
Membership & Subscriptions	178.4	153.8	16%
Emerging Businesses	7.9	3.8	111%
Other	(4.9)	(9.2)	46%
Total	$1,550.6	$1,136.1	36%

OPERATING INCOME BEFORE AMORTIZATION
Retailing	$61.6	$59.3	4%
Services	81.8	63.0	30%
Media & Advertising	11.6	(0.9)	NM
Membership & Subscriptions	28.7	26.6	8%
Emerging Businesses	(5.8)	(2.6)	-119%
Corporate and other	(19.7)	(34.0)	42%
Total	$158.2	$111.3	42%

OPERATING INCOME (LOSS)
Retailing	$44.9	$45.7	-2%
Services	68.5	43.4	58%
Media & Advertising	(6.4)	(1.0)	-556%
Membership & Subscriptions	17.1	17.6	-2%
Emerging Businesses	(5.9)	(2.7)	-117%
Corporate and other	(44.4)	(46.7)	5%
Total	$73.7	$56.3	31%

Please see discussion of financial and operating results beginning on page 3 (including discussion on corporate and other expense on page 8) and reconciliations to the comparable GAAP measures and further segment detail beginning on page 14.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

RETAILING

	Q1 2006	Q1 2005	Growth
	$ in millions
Revenue
U.S.	$673.3	$498.0	35%
International	95.8	100.9	-5%
	$769.1	$598.9	28%
Operating Income Before Amortization
U.S.	$59.0	$56.5	4%
International	2.6	2.8	-7%
	$61.6	$59.3	4%
Operating Income
U.S.	$42.6	$43.3	-1%
International	2.3	2.5	-8%
	$44.9	$45.7	-2%

U.S. increased revenue due to the inclusion of Cornerstone Brands (acquired in April 2005) which is not reflected in the prior year period. HSN’s overall revenue declined year-over-year due primarily to disappointing merchandising performance, particularly TV sales of products in the Health & Beauty, Home Fashions and Home Hard Goods categories, partially offset by double-digit growth at HSN.com. HSN’s sales were also adversely impacted by higher overall return rates in several product categories, as well as product mix shifts into categories with generally higher average return rates on relatively flat unit volume and average price point.

U.S. Operating Income Before Amortization increased versus the year-ago period due primarily to the inclusion of Cornerstone, largely offset by a decline at HSN, resulting primarily from gross margin declines in Ready to Wear and Home Fashions, increased shipping and handling promotions, higher returns and higher overall freight costs. U.S. operating income also reflects an increase in the amortization of intangibles and an increase in non-cash compensation related to acquisitions.

International revenue declined by 5%, but grew by 4% excluding the impact of foreign exchange, due to increased sales across most product categories, partially offset by higher return rates. Profits declined due to the recovery in the prior year period of a fully reserved receivable and the unfavorable impact of foreign exchange.

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SERVICES

	Q1 2006	Q1 2005	Growth
	$ in millions
Revenue
Ticketing	$245.7	$211.3	16%
Lending	113.9	72.0	58%
Real Estate	11.4	11.9	-4%
Teleservices	97.4	77.1	26%
Home Services	14.0	7.7	82%
	$482.5	$379.9	27%
Operating Income Before Amortization
Ticketing	$65.8	$47.0	40%
Lending	12.9	15.3	-16%
Real Estate	(5.1)	(5.6)	9%
Teleservices	5.0	4.2	17%
Home Services	3.2	2.0	59%
	$81.8	$63.0	30%
Operating Income (Loss)
Ticketing	$58.9	$40.0	47%
Lending	9.1	5.8	57%
Real Estate	(6.7)	(9.1)	26%
Teleservices	5.0	4.2	17%
Home Services	2.2	2.4	-8%
	$68.5	$43.4	58%

Services results were driven by higher concert and sporting event sales at Ticketing and strong top line growth at Lending. Higher marketing and operating costs contributed to a year-over-year decline in Lending Operating Income Before Amortization.

Ticketing revenue was driven by a 12% increase in worldwide ticket sales and 1% higher average revenue per ticket in part due to a higher mix of live music and sporting events. Domestic revenue increased 15%, due to higher ticket volumes, in particular for sporting events which benefited from the return of the NHL and higher average revenue per ticket. International revenue grew by 20%, or 25% excluding the impact of foreign exchange, due to higher ticket volumes, primarily from the purchase of the remaining interest in the Australian joint venture (in April 2005) and higher ticket sales in Canada. Higher international ticket volume was partially offset by a decrease in average revenue per ticket largely due to the inclusion of Australian results. International acquisitions represented 25% of Ticketing’s overall revenue growth. Margin growth was attributable to operational leverage resulting from increased ticket volumes, increased average revenue per ticket, and sales distribution efficiencies, partially offset by an increase in domestic ticket royalties. Q1 profits were also favorably impacted by a $5.8 million reduction in litigation reserves.

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SERVICES – continued

Lending revenue benefited from increased loan originations and sales into the secondary market, higher revenue per loan sold, higher transmit revenue due to growth in QF volume, and higher revenue from settlement services. Revenue from refinance mortgage and home equity loans grew strongly from the prior year period, while revenue from purchase loans grew at a more moderate pace and continued to decline as a percentage of overall Lending revenue. Revenue from refinance mortgage loans grew as a percentage of overall Lending revenue, despite a declining refinance mortgage market. Revenue growth was adversely affected by lower close rates, reflecting more difficult mortgage market conditions. Profits were impacted by increased marketing expenses which grew at a faster pace than revenue and higher costs associated with the origination and sale of loans into the secondary market. Operating income benefited from decreased amortization of intangibles related to acquisitions and lower non-cash compensation expense.

Real Estate revenue declined from the prior year period due to reduced close rates, partially offset by an increase in subscription revenue from the agent network. Losses decreased due to lower marketing spending partially offset by start up costs associated with the launch of a brokerage business. Operating losses also decreased due to lower amortization of intangibles related to acquisitions.

Teleservices reported higher revenue from both new and existing clients. Profits also grew, although not at the same pace as revenue, due to the margin impact of client mix and increased labor costs.

Home Services benefited from increased customer service requests and a greater number of service providers in the network. Profits grew slightly more slowly than revenue due to higher marketing costs.

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MEDIA & ADVERTISING

	Q1 2006	Q1 2005	Growth
	$ in millions
Revenue	$117.6	$9.0	1208%
Operating Income Before Amortization	$11.6	$(0.9)	NM
Operating Loss	$(6.4)	$(1.0)	-556%

Media & Advertising results were driven primarily by the inclusion of IAC Search & Media (formerly Ask Jeeves Inc., acquired in July 2005), which is not reflected in the prior year results. IAC Search & Media’s share of U.S. search queries grew by 7% over the prior year period to 5.9% in March. Citysearch continued its momentum with strong growth in revenue and user traffic.

IAC Search & Media increased revenue by 9% as compared to its prior year period, attributable primarily to search query growth, largely offset by lower revenue per query, in part due to the reduced amount of paid advertising on Ask.com, and lower non-search advertising revenue. Profits declined significantly on a comparable basis with last year due to increased marketing expense, higher revenue share payments to third-party traffic sources and higher other operating expenses. Operating loss for the current period was further impacted by amortization of non-cash marketing expense and intangibles of $5.5 million and $12.5 million, respectively.

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MEMBERSHIP & SUBSCRIPTIONS

	Q1 2006	Q1 2005	Growth
	$ in millions
Revenue
Vacations	$81.4	$75.0	8%
Personals	73.3	54.2	35%
Discounts	23.9	24.6	-3%
Intra-sector Elimination	(0.1)	(0.0)	-248%
	$178.4	$153.8	16%
Operating Income Before Amortization
Vacations	$36.4	$33.1	10%
Personals	6.0	5.4	10%
Discounts	(13.7)	(12.0)	-14%
	$28.7	$26.6	8%
Operating Income (Loss)
Vacations	$30.1	$26.8	12%
Personals	2.0	4.4	-54%
Discounts	(15.0)	(13.6)	-10%
	$17.1	$17.6	-2%

Membership & Subscriptions results were led by improved revenue growth in Vacations and continued worldwide expansion at Personals, which grew paid subscribers by 23% over the prior year period.

Vacations revenue growth was driven by a 5% increase in members and 5% growth in confirmations. Profit growth was largely attributable to higher gross margins, driven by 19% growth in confirmations online versus the prior year period.

Personals revenue growth benefited from a 23% increase in worldwide paid subscribers and higher pricing versus the prior year. International paid subscribers grew by 20% due to continued expansion in several markets, most notably Scandinavia and Spain. Profit margin declines reflect significantly higher marketing spending internationally as well as increased operating costs related to Chemistry.com, which launched nationally during the quarter. Operating income for the current period was further impacted by amortization of non-cash marketing expense of $3 million.

Discounts results continued to reflect disappointing local coupon book sales through schools and community groups, partially offset by higher online and direct sales and revenue at Entertainment Rewards.

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OTHER ITEMS

Q1 Operating Income Before Amortization was also impacted by a decrease in corporate and other expense to $19.7 million. The prior year period included transactional expenses and intercompany eliminations related to the Expedia spin-off totaling $12.1 million.

Q1 operating income was adversely impacted by higher non-cash compensation expense primarily due to the acquisitions of Ask and Cornerstone. Non-cash compensation expense also increased due to equity grants and modifications subsequent to Q1 2005. Effective January 1, 2006, the Company adopted the provisions of SFAS 123(R). For Q1 2006 there was no impact to the amount of non-cash stock-based compensation recorded in the consolidated statement of operations due to its adoption. The Company has been recognizing expense for all stock-based grants since August 9, 2005 in accordance with SFAS 123 due to the modification resulting from the Expedia spin-off. IAC’s financial statements for prior periods to January 1, 2006 have not been restated for the adoption of SFAS 123(R).

Q1 other income growth was adversely impacted by $26.7 million lower interest income in the current period due to IAC’s sale of its interests in VUE in June 2005, and a $5.3 million loss in Q1 2006 reflecting changes in the fair value of the derivatives that were created in the Expedia spin-off. The derivatives relate to IAC’s obligation to deliver both IAC and Expedia shares upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants. These declines were partially offset by an increase in the equity income of unconsolidated affiliates due primarily to losses of $21.2 million related to VUE in the prior year period.

Q1 net income growth was impacted by the above items, as well as by the decreased contribution of discontinued operations primarily due to the inclusion of Expedia in the prior year period.

The effective tax rates for continuing operations and adjusted net income were 42% and 38% in Q1 2006, respectively. These effective tax rates were higher than the statutory rate of 35% due principally to state taxes. In addition, continuing operations was unfavorably impacted by interest on tax contingencies, non-deductible changes in the fair value of the derivatives that were created in the Expedia spin-off, and non-deductible non-cash compensation expense. The effective tax rates for continuing operations and adjusted net income were 60% and 42% in Q1 2005, respectively. These effective tax rates were higher than the statutory rate of 35% due principally to state taxes and non-deductible transaction costs related to the Expedia spin-off. In addition, continuing operations was unfavorably impacted by non-deductible non-cash compensation expense.

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LIQUIDITY AND CAPITAL RESOURCES

During Q1, IAC repurchased 4.2 million shares at an average price of $29.12. Additionally, during January 2006, $68.2 million of Ask Convertible Notes was converted into 2.6 million IAC and 2.6 million Expedia common shares.

As of March 31, 2006, IAC had approximately $2.4 billion in cash, restricted cash and marketable securities, $1.3 billion in debt and, excluding $364.9 million in LendingTree Loans debt that is non-recourse to IAC, $1.5 billion in pro forma net cash and marketable securities.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions).

		Avg.
		Strike /	As of
	Shares	Conversion	4/28/06	Dilution at:

Share Price			$28.87	$30.00	$35.00	$40.00	$45.00

Absolute Shares as of 4/28/06	315.8		315.8	315.8	315.8	315.8	315.8

RSUs and Other	9.0		9.0	9.0	8.9	8.9	8.8
Options	29.3	$20.34	7.7	7.9	8.8	9.5	10.0
Warrants	35.1	$27.88	5.2	5.4	7.8	10.3	13.0
Convertible Notes	1.7	$14.82	1.7	1.7	1.7	1.7	1.7

Total Treasury Method Dilution			23.6	24.1	27.2	30.4	33.5
% Dilution			7.0%	7.1%	7.9%	8.8%	9.6%
Total Treasury Method Diluted Shares Outstanding			339.4	339.8	343.0	346.1	349.3

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the company’s Q1 financial results and certain forward-looking information on Tuesday, May 2, 2006, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business. The live audiocast is open to the public at www.iac.com/investors.htm.

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OPERATING METRICS

		Q1 2006	Q1 2005	Growth
RETAILING

Retailing - U.S.	(a)
Units shipped (mm)		12.7	10.0	26%
Gross profit %		38.3%	37.6%
Return rate		17.7%	15.3%
Average price point		$58.72	$53.77	9%
Internet %	(b)	26%	18%
HSN total homes - end of period (mm)		89.4	87.0	3%
Catalogs mailed (mm)		110.7	27.9	297%

SERVICES

Ticketing
Number of tickets sold (mm)		31.3	27.9	12%
Gross value of tickets sold (mm)		$1,576	$1,384	14%

Lending
Transmitted QFs (000s)	(c)	999.4	782.7	28%
Closings - units (000s)	(d)	67.0	64.4	4%
Closings - dollars ($mm)	(d)	$8,119	$7,239	12%

Real Estate
Closings - units (000s)		2.4	3.0	-17%
Closings - dollars ($mm)		$591	$698	-15%

MEDIA & ADVERTISING

IAC Search & Media Revenue by traffic source (pro forma)
Proprietary		64.0%	65.3%
Network		36.0%	34.7%

MEMBERSHIP & SUBSCRIPTIONS

Vacations
Members (000s)		1,804	1,717	5%
Confirmations (000s)		284	270	5%
Share of confirmations online		24%	21%

Personals
Paid Subscribers (000s)		1,324.3	1,074.5	23%

(a)          Retailing – U.S. metrics include HSN and the catalogs business. Cornerstone was acquired in April 2005.

(b)         Internet demand as a percent of total Retailing - U.S. demand excluding Liquidations and Services.

(c)          Customer “Qualification Forms” (QFs) transmitted to at least one exchange lender (including LendingTree Loans) plus QFs transmitted to at least one GetSmart lender.

(d)         Loan closings consist of loans closed by exchange lenders and directly by LendingTree Loans.

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GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended March 31,
	2006	2005

Product sales	$800,072	$626,702
Service revenue	750,506	509,443
Net revenue	1,550,578	1,136,145
Cost of sales-product sales	489,064	382,835
Cost of sales-service revenue	332,754	249,974
Gross profit	728,760	503,336

Selling and marketing expense	322,253	181,601
General and administrative expense	191,624	160,977
Other operating expense	36,816	26,078
Amortization of non-cash marketing expense	8,464	—
Amortization of intangibles	52,039	42,711
Depreciation expense	43,853	35,650
Operating income	73,711	56,319

Other income (expense):
Interest income	18,960	48,432
Interest expense	(15,156)	(18,217)
Equity in income (losses) of unconsolidated affiliates	9,169	(16,686)
Other income (expense)	(4,265)	(594)
Total other income, net	8,708	12,935

Earnings from continuing operations before income taxes and minority interest	82,419	69,254
Income tax provision	(34,376)	(41,332)
Minority interest in income of consolidated subsidiaries	(123)	(607)
Earnings from continuing operations	47,920	27,315
(Loss) income from discontinued operations, net of tax	(737)	44,897
Earnings before preferred dividends	47,183	72,212
Preferred dividends	—	(3,263)
Net earnings available to common shareholders	$47,183	$68,949

Earnings per share from continuing operations
Basic earnings per share	$0.15	$0.07
Diluted earnings per share	$0.14	$0.07

Net earnings per share available to common shareholders
Basic earnings per share	$0.15	$0.20
Diluted earnings per share	$0.14	$0.19

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IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,086,399	$987,080
Restricted cash and cash equivalents	49,913	93,561
Marketable securities	1,288,665	1,488,058
Accounts and notes receivable, net	508,652	487,968
Loans held for sale, net	372,358	372,512
Inventories, net	343,014	337,186
Deferred income taxes	101,254	66,672
Other current assets	177,602	160,491
Total current assets	3,927,857	3,993,528

Property, plant and equipment, net	587,883	567,408
Goodwill	7,340,713	7,351,700
Intangible assets, net	1,532,961	1,558,188
Long-term investments	132,295	122,313
Other non-current assets	222,265	324,628
TOTAL ASSETS	$13,743,974	$13,917,765
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$378,286	$375,276
Accounts payable, trade	278,163	327,147
Accounts payable, client accounts	312,794	269,344
Deferred revenue	140,539	123,267
Income taxes payable	496,724	517,016
Other accrued liabilities	538,203	620,947
Total current liabilities	2,144,709	2,232,997

Long-term obligations, net of current maturities	881,978	959,410
Other long-term liabilities	157,753	223,486
Deferred income taxes	1,272,038	1,265,530
Minority interest	14,954	5,514

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	404	399
Class B convertible common stock	32	32
Additional paid-in capital	14,453,518	14,341,668
Retained earnings	175,259	128,076
Accumulated other comprehensive income	32,052	26,073
Treasury stock	(5,383,725)	(5,260,422)
Note receivable from key executive for common stock issuance	(4,998)	(4,998)
Total shareholders’ equity	9,272,542	9,230,828
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,743,974	$13,917,765

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IAC CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; $ in thousands)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities attributable to continuing operations:
Earnings before preferred dividends	$47,183	$72,212
Less: loss (income) from discontinued operations, net of tax	737	(44,897)
Earnings from continuing operations	47,920	27,315
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization of intangibles	95,892	78,361
Non-cash compensation expense	23,966	12,229
Amortization of cable distribution fees	19,696	16,726
Amortization of non-cash marketing expense	8,464	—
Deferred income taxes	12,501	10,778
Excess tax benefits from stock-based awards	—	4,239
Gain on sales of loans held for sale	(61,536)	(32,392)
Equity in (income) losses of unconsolidated affiliates, net of dividends	(9,169)	16,686
Non-cash interest income	—	(10,870)
Minority interest in income of consolidated subsidiaries	123	607
Increase in cable distribution fees	(5,434)	(13,150)
Changes in current assets and liabilities:
Accounts and notes receivable	2,443	10,211
Origination of loans held for sale	(2,300,927)	(1,395,668)
Proceeds from sales of loans held for sale	2,362,617	1,266,256
Inventories	(5,349)	(5,487)
Prepaids and other assets	(10,798)	(2,733)
Accounts payable and accrued liabilities	(124,419)	5,778
Deferred revenue	19,742	20,126
Funds collected by Ticketmaster on behalf of clients, net	16,656	31,895
Other, net	17,925	(4,858)
Net cash provided by operating activities attributable to continuing operations	110,313	36,049
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(56,909)	(11,287)
Capital expenditures	(61,297)	(37,423)
Purchases of marketable securities	(251,569)	(475,783)
Proceeds from sales and maturities of marketable securities	448,120	704,638
Decrease (increase) in long-term investments	1,475	(28,901)
Other, net	(5,228)	16,198
Net cash provided by investing activities attributable to continuing operations	74,592	167,442
Cash flows from financing activities attributable to continuing operations:
Borrowings under warehouse lines of credit	2,262,952	1,374,408
Repayments of warehouse lines of credit	(2,260,372)	(1,213,651)
Principal payments on long-term obligations	(10,612)	(304)
Purchase of treasury stock	(115,745)	(2,213)
Issuance of common stock, net of withholding taxes	20,352	14,490
Preferred dividends	—	(3,263)
Excess tax benefits from stock-based awards	7,011	—
Other, net	7,637	(2,010)
Net cash (used in) provided by financing activities attributable to continuing activities	(88,777)	167,457
Total cash provided by continuing operations	96,128	370,948
Net cash (used in) provided by operating activities attributable to discontinued operations	(981)	495,822
Net cash provided by investing activities attributable to discontinued operations	—	1,833
Net cash used in financing activities attributable to discontinued operations	—	(123,571)
Total cash (used in) provided by discontinued operations	(981)	374,084
Effect of exchange rate changes on cash and cash equivalents	4,172	(11,176)
Net increase in cash and cash equivalents	99,319	733,856
Cash and cash equivalents at beginning of period	987,080	999,698
Cash and cash equivalents at end of period	$1,086,399	$1,733,554

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW (unaudited; $ in millions)

	Three Months Ended March 31,
	2006	2005
Net cash provided by operating activities attributable to continuing operations	$110.3	$36.0
Increase in warehouse loans payable	2.6	160.8
Capital expenditures	(61.3)	(37.4)
Tax payments related to the sale of VUE interests	10.4	—
Preferred dividends paid	—	(3.3)
Free Cash Flow (a)	$62.0	$156.1

(a) In accordance with the Company’s adoption of SFAS 123R, excess tax benefits from stock-based awards, $7.0 million in the first quarter of 2006, are included in net cash used in financing activities and therefore not included in Free Cash Flow. Accordingly, amounts presented for operating cash flows and free cash flows for 2006 will be adversely affected in comparison to prior results; however, there is no change in economic substance resulting from this change in reporting classification. Excess tax benefits from stock-based awards in the first quarter of 2005 of $4.2 million were included in net cash provided by operating activities and Free Cash Flow.

For the three months ended March 31, 2006, consolidated Free Cash Flow decreased by $94.1 million from the prior year period due primarily to cash taxes paid (as compared to a tax refund in the prior year period), and higher capital expenditures, partially offset by higher earnings. Ticketing client cash contributed $16.7 million to the change in cash provided by operating activities, versus $31.9 million in the prior year. Free Cash Flow includes an increase in warehouse loans payable in Lending, which is offset by an increase in loans held for sale and is already included in cash provided by operating activities. In its determination of Free Cash Flow, IAC excludes tax payments related to the sale of its interests in VUE because the proceeds on the sale are excluded from cash provided by operating activities and therefore are not in Free Cash Flow.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended March 31,
	2006	2005

Diluted earnings per share	$0.14	$0.19
GAAP diluted weighted average shares outstanding	337,315	367,674
Net earnings available to common shareholders	$47,183	$68,949
Non-cash compensation expense	23,966	12,229
Amortization of non-cash marketing expense	8,464	—
Amortization of intangibles	52,039	42,711
Equity in losses of VUE	—	21,166
Net other expense related to fair value adjustment on derivatives	5,348	—
Gain on sale of VUE and related effects	1,924	—
Discontinued operations, net of tax	737	(44,897)
Impact of income taxes and minority interest	(33,487)	(19,636)
Interest on convertible notes	303	—
Adjusted Net Income	$106,477	$80,522

Adjusted EPS weighted average shares outstanding	345,361	372,240

Adjusted EPS	$0.31	$0.22

GAAP Basic weighted average shares outstanding	319,432	349,251
Options, warrants and restricted stock, treasury method	17,883	18,423
GAAP Diluted weighted average shares outstanding	337,315	367,674
Impact of restricted shares and convertible preferred and notes (if applicable), net	8,046	4,566
Adjusted EPS shares outstanding	345,361	372,240

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended March 31, 2006
		Non-cash
	Operating Income	compensation	Amortization of non-	Amortization of	Operating income
	Before Amortization	expense (A)	cash marketing expense	intangibles	(loss)
Retailing:
U.S.	$59.0	$(0.8)	$—	$(15.5)	$42.6
International	2.6	—	—	(0.3)	2.3
Total Retailing	61.6	(0.8)	—	(15.8)	44.9
Services:
Ticketing	65.8	—	—	(6.9)	58.9
Lending	12.9	1.2	—	(5.0)	9.1
Real Estate	(5.1)	0.6	—	(2.3)	(6.7)
Teleservices	5.0	—	—	—	5.0
Home Services	3.2	(0.2)	—	(0.8)	2.2
Total Services	81.8	1.6	—	(15.0)	68.5
Media & Advertising	11.6	—	(5.5)	(12.5)	(6.4)
Membership & Subscriptions:
Vacations	36.4	—	—	(6.3)	30.1
Personals	6.0	—	(3.0)	(1.0)	2.0
Discounts	(13.7)	—	—	(1.3)	(15.0)
Total Membership & Subscriptions	28.7	—	(3.0)	(8.6)	17.1
Emerging Businesses	(5.8)	—	—	(0.1)	(5.9)
Corporate and other	(19.7)	(24.7)	—	—	(44.4)
Total	$158.2	$(24.0)	$(8.5)	$(52.0)	$73.7
Other income, net					8.7
Earnings from continuing operations before income taxes and minority interest					82.4
Income tax provision					(34.4)
Minority interest in income of consolidated subsidiaries					(0.1)
Earnings from continuing operations					47.9
Loss from discontinued operations, net of tax					(0.7)
Earnings before preferred dividends					47.2
Preferred dividends					—
Net earnings available to common shareholders					$47.2

(A) Non-cash compensation expense includes $2.0 million, $2.2 million and $19.8 million which is included in cost of sales, selling and marketing expense and general and administrative expenses, respectively, in the accompanying statement of operations.

Supplemental: Depreciation expense
Retailing:
US	$10.5
International	1.2
Total Retailing	11.7
Services:
Ticketing	9.6
Lending	2.8
Real Estate	0.7
Teleservices	3.8
Home Services	0.3
Total Services	17.2
Media & Advertising	6.8
Membership & Subscriptions:
Vacations	2.0
Personals	1.7
Discounts	1.3
Total Membership & Subscriptions	5.1
Emerging Businesses	0.5
Corporate and other	2.7
Total Depreciation expense	$43.9

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended March 31, 2005
		Non-cash
	Operating Income	compensation	Amortization of non-	Amortization of	Operating income
	Before Amortization	expense (A)	cash marketing expense	intangibles	(loss)
Retailing:
U.S.	$56.5	$—	$—	$(13.2)	$43.3
International	2.8	—	—	(0.3)	2.5
Total Retailing	59.3	—	—	(13.6)	45.7
Services:
Ticketing	47.0	—	—	(7.0)	40.0
Lending	15.3	(0.5)	—	(9.0)	5.8
Real Estate	(5.6)	(0.2)	—	(3.3)	(9.1)
Teleservices	4.2	—	—	—	4.2
Home Services	2.0	1.2	—	(0.7)	2.4
Total Services	63.0	0.4	—	(20.0)	43.4
Media & Advertising	(0.9)	—	—	(0.1)	(1.0)
Membership & Subscriptions:
Vacations	33.1	—	—	(6.3)	26.8
Personals	5.4	—	—	(1.1)	4.4
Discounts	(12.0)	—	—	(1.6)	(13.6)
Total Membership & Subscriptions	26.6	—	—	(9.0)	17.6
Emerging Businesses	(2.6)	—	—	(0.1)	(2.7)
Corporate and other	(34.0)	(12.7)	—	—	(46.7)
Total	$111.3	$(12.2)	$—	$(42.7)	$56.3
Other income, net					12.9
Earnings from continuing operations before income taxes and minority interest					69.3
Income tax provision					(41.3)
Minority interest in income of consolidated subsidiaries					(0.6)
Earnings from continuing operations					27.3
Income from discontinued operations, net of tax					44.9
Earnings before preferred dividends					72.2
Preferred dividends					(3.3)
Net earnings available to common shareholders					$68.9

(A) Non-cash compensation expense includes $1.2 million, $0.7 million and $10.3 million which is included in cost of sales, selling and marketing expense and general and administrative expenses, respectively, in the accompanying statement of operations.

Supplemental: Depreciation expense
Retailing:
US	$10.2
International	2.3
Total Retailing	12.5
Services:
Ticketing	8.8
Lending	1.2
Real Estate	0.2
Teleservices	3.8
Home Services	0.2
Total Services	14.1
Media & Advertising	1.3
Membership & Subscriptions:
Vacations	1.8
Personals	3.0
Discounts	1.1
Total Membership & Subscriptions	5.9
Emerging Businesses	—
Corporate and other	1.8
Total Depreciation expense	$35.7

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We provide and encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing expense, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and minority interest, (1) non-cash compensation expense and amortization of non-cash marketing expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, if applicable, (4) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (5) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (6) one-time items, if applicable and (7) discontinued operations. We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, including preferred dividends received from VUE, less capital expenditures and preferred dividends paid by IAC. For purposes of Free Cash Flow, we also include changes in warehouse loans payable in Lending due to the close connection that exists with changes in loans held by sale which are included in cash provided by operations. In addition, Free Cash Flow excludes the tax payments related to the sale of IAC’s interests in VUE due to the exclusion of the proceeds on the sale from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis. We view the true cost of our restricted stock units as the dilution to our share base, and as such all units are included in our shares outstanding for Adjusted EPS purposes.

Amortization of non-cash marketing expense consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process. Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on September 30, 2008 if not exhausted before then. As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures. Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above. Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs and will not be replaced with cash costs when the intangibles are fully amortized.

Equity income or loss from IAC’s 5.44% common interest in VUE is excluded from Adjusted Net Income and Adjusted EPS because IAC has no operating control over VUE, has no way to forecast this business, and does not consider the results of VUE in evaluating the performance of IAC’s businesses. The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS. In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to IAC’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements that use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes” and similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which IAC’s businesses operate, changes in senior management at IAC and/or its businesses, the rate of growth of the Internet, the e-commerce industry and broadband access, the rate of online migration in the various markets and industries in which IAC’s businesses operate, technological changes, regulatory changes, changes in the interest rate environment or a slowdown in the domestic housing market, consumer acceptance of new products and services, changes in the advertising market and the ability of IAC to expand successfully in international markets. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”). Other unknown or unpredictable factors also could have a material adverse effect on IAC’s business, financial condition and results of operations. In light of these risks and uncertainties, these forward-looking statements may not occur. Accordingly, readers should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC/InterActiveCorp

IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com

Contact Us

IAC Investor Relations

Roger Clark / Eoin Ryan

(212) 314-7400

IAC Corporate Communications

Andrea Riggs / Martha Negin

(212) 314-7280 / 7253

IAC/InterActiveCorp

152 West 57th Street, 42nd Floor New York, NY 10019  212.314.7300 Fax 212.314.7309  http://iac.com

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SEE IMPORTANT NOTES AT END OF THIS DOCUMENT